Exhibit 99.1

Press Release

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES REPORTS THIRD QUARTER RESULTS
November 9, 2005 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the three- and nine-month periods ended September 30, 2005. Results for the third quarter 2005 were as follows:
•	Revenues of $36.5 million compared to previous estimate of $35 to $37 million and $35.8 million in the prior year.

•	EBITDA from continuing operations of $7.3 million compared to previous estimate of $7.5 to $7.9 million and pro forma EBITDA of $6.6 million in the prior year.

•	Diluted EPS of $0.04 compared to pro forma earnings of $0.05 per diluted share for third quarter of 2004.

•	Earnings from continuing operations of $0.01 per share compared to previous estimates of $0.01 to $0.02 and compared to pro forma earnings of $0.00 for third quarter of 2004.

•	Reconciliations of EBITDA and other non-GAAP financial measures are located at the end of this press release.
     Pro forma comparisons are provided because of the accounting change for preneed selling costs as previously announced in the Company’s second quarter earnings release. Prior to the change which was effective January 1, 2005, commissions and other costs that were related to the origination of prearranged funeral and cemetery service and merchandise sales were deferred and amortized with the objective of recognizing selling costs in the same period that the related revenue is recognized. Under the new method which was not applied in 2004, the commissions and other costs are expensed as incurred. Comparisons are made of the current period results to the 2004 period on a pro forma basis for comparability purposes.

     “The third quarter is typically our slowest quarter for seasonal reasons. While we are pleased that we met revenue estimates, we experienced higher general and administrative expenses which had a negative impact on our operating performance and earnings in the quarter”, stated Melvin C. Payne, Chairman and Chief Executive Officer. General and administrative expenses included additional costs of implementing a new cemetery accounting system, higher audit and consulting fees to comply with the requirements of Sarbanes-Oxley, and the costs of relocating our home office at the end of the third quarter.
     Carriage reported diluted EPS of $0.04 for the quarter ended September 30, 2005 which consisted of earnings from continuing operations of $0.01 per share and gains from the sale of a cemetery business in southern California of approximately $0.8 million, equal to $0.03 per diluted share compared to pro forma diluted earnings of $0.05 per share for the third quarter of 2004.
     Income from continuing operations for the third quarter of 2005 decreased from the $0.03 per diluted share reported in 2004 for the following reasons (in thousands, except per share amounts):

	Amount, net of	Earnings per
	Income Tax	Diluted Shares
Income from continuing operations for the third quarter of 2004	$471	$0.03
Decrease in gross profit from funeral and cemetery operations (including the change in accounting for preneed selling costs)	(124)	(0.01)
Change in other income (expense), primarily a charge to write off systems costs in 2004	358	0.02
Higher interest expense	(316)	(0.02)
Higher general and administrative expenses in 2005, primarily to document and evaluate internal controls and upgrade systems and processes	(249)	(0.01)

Income from continuing operations for the third quarter of 2005	$140	$0.01

     On a year-to-date basis, Carriage reported diluted EPS of $0.01, excluding the cumulative effect of the accounting change, which consisted of a loss from continuing operations of $0.04 per share and earnings from discontinued operations of $0.05 per share. Excluding debt refinancing costs of $0.25 per diluted share, diluted earnings from continuing operations was $0.21 per diluted share for the nine months ending September 30, 2005 compared to $0.20 per diluted share on a pro forma basis for the same period in 2004.

     Carriage reported negative free cash flow of $4.5 million in the third quarter of 2005, which consisted of the following (in thousands):

EBITDA from continuing operations	$7,344
Less: Interest paid	(6,714)
Income taxes paid	(51)
Capital expenditures	(2,032)
Noncash expenses	795
Uses of working capital	(3,808)

Free cash flow	$(4,466)

     The Company expects interest payments to total approximately $1.7 million for the fourth quarter of 2005 as compared to $6.7 million in the third quarter of 2005. Changes in working capital are expected to provide positive free cash flow of approximately $3.0 million in the fourth quarter, primarily from trust withdrawals, as compared to negative free cash flow of $3.8 million for the third quarter of 2005.
Acquisition
     “We are pleased to report that we acquired the assets of a funeral home business (two funeral chapels) in Northern Florida for $1.3 million in cash in September,” stated Mr. Payne. “We evaluated this transaction using our ‘Being the Best’ standards and as a result we expect the acquisition to be immediately accretive to earnings and the integration of the business into the Carriage family to be seamless. The business is within close proximity to one of our existing businesses which allows sharing of resources and management.”

Funeral Operations
     Key indicators and financial results for Carriage’s funeral operations for the third quarter of 2005 when compared to the same period last year are as follows:
•	Funeral revenues were flat at $26.6 million

•	Same store funeral revenues declined 0.9 percent from $26.2 million to $26.0 million

•	Same store funeral contracts decreased 0.5 percent from 5,335 to 5,309

•	Same store average revenue per contract decreased by $23, or 0.4 percent from $4,910 to $4,887

•	Preneed commission income increased from $0.4 million to $0.6 million

•	Funeral gross profit was flat at $6.1 million
     “While the third quarter is seasonally the weakest volume quarter of the year, our average revenue per contract was down slightly because of mix changes after being up in the first two quarters,” commented Mr. Payne. Cremation services represented 33.3 percent of the number of funeral services performed during the third quarter of 2005 compared to 31.0 percent in the third quarter of 2004. The average revenue for burial contracts increased 2.7 percent to $6,726 while the average revenue for cremation contracts declined 0.4 percent to $2,389. The change in burial versus cremation mix had the effect of reducing revenues by $0.5 million because the cremation rate increased and we experienced lower average revenue from each cremation service.
     On a year-to-date basis, funeral revenues increased $1.8 million, equal to 2.1 percent and same-store revenue increased 1.4 percent, consisting of a 0.1 percent decline in the number of contracts and an increase in the average revenue per contract of 1.5 percent. The cremation rate has increased year over year from 31.2 percent to 32.9 percent. Preneed commission income increased by $0.6 million, or 60 percent compared to 2004. Funeral gross margin increased from 25.8 percent to 26.7 percent, primarily on the strength of the higher revenues.

Cemetery Operations
     Key indicators for Carriage’s cemetery operations and financial results for the third quarter when compared to the same period last year are as follows:
•	Cemetery revenues increased 6.8 percent, from $9.2 million to $9.9 million

•	The number of preneed contracts written decreased 2.1 percent to 1,883

•	Average revenue per preneed contract written decreased 4.0 percent to $2,729 and the average preneed property rights increased 7.9 percent to $1,972

•	The number of interments performed decreased 10.9 percent to 1,993

•	Cemetery gross profit decreased 9.3 percent to $1.8 million
     “Though we experienced an increase in revenues, a substantial portion of that increase was related to the completion of mausoleums sold in prior periods,” stated Mr. Payne. “We experienced declines in at-need revenues and interments and preneed contracts written. Cemetery gross profit decreased $0.1 million which was attributable to the changes in accounting for preneed selling costs.”
     Financial revenues (trust earnings and finance charges on the installment contracts) totaled approximately $750,000, approximately the same as the third quarter of the prior year. Cemetery gross margin percentage declined by 260 basis points to 18.4 percent because our product revenue mix changed to a higher proportion of merchandise and services which have lower margins and the change in accounting for preneed selling costs.
     On a year-to-date basis, cemetery revenues increased 4.0 percent and cemetery gross margin decreased 410 basis points to 19.2 percent primarily because of the change in accounting for preneed selling costs.
Other
     General and administrative expenses increased $0.4 million compared to the third quarter of 2004, as previously stated, because of higher audit and professional fees related to compliance with the Sarbanes-Oxley Act of 2002, a cemetery systems implementation process and the home office relocation.
     Interest expense increased $0.5 million compared to the prior year quarter because outstanding senior debt increased when the Company refinanced its senior debt earlier in 2005. Interest income, which is included in Other income, increased $140,000 because excess funds from the recent debt refinancing were invested in short-term instruments.
     Discontinued operations consisted primarily of a gain on the sale of a cemetery in the amount of $0.8 million.

Outlook
     For the fourth quarter of 2005, Carriage expects revenues to range between $37 million and $39 million, EBITDA to range between $8 million and $9 million, and earnings from continuing operations to range between $0.04 and $0.06 per diluted share. Carriage expects its revenues for the full year 2005 to range between $154 million and $156 million, adjusted EBITDA to range between $35.8 million and $37.3 million and has narrowed earnings from continuing operations to range between $0.25 to $0.27 per share. The Company has revised its estimates for adjusted free cash flow to the range of $9 million to $10 million and capital expenditures to approximately $7.5 million.
Third Quarter Conference Call Information
     Carriage Services has scheduled a conference call tomorrow, November 10, 2005 at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2194 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 17, 2005. To access the replay, dial 303-590-3000 and enter the pass code 11043887.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services is the fourth largest publicly traded death care company. As of November 9, 2005, Carriage operates 135 funeral homes and 29 cemeteries in 28 states.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	09/30/04	09/30/05	09/30/04	09/30/05
Funeral revenues	$26,582	$26,603	$85,054	$86,858
Funeral costs and expenses	20,475	20,506	63,097	63,668

Funeral gross profit	6,107	6,097	21,957	23,190
Funeral gross margin	23.0%	22.9%	25.8%	26.7%

Cemetery revenues	9,226	9,855	28,576	29,722
Cemetery costs and expenses	7,233	8,047	21,931	24,015

Cemetery gross profit	1,933	1,808	6,645	5,707
Cemetery gross margin	21.0%	18.4%	23.3%	19.2%

Total revenues	35,808	36,458	113,630	116,580
Total costs and expenses	27,708	28,553	85,028	87,683

Total gross profit	8,100	7,905	28,602	28,897
Total gross margin	22.6%	21.7%	25.2%	24.8%

General and administrative expenses	2,748	3,142	7,976	8,921

Operating income	5,352	4,763	20,627	19,976
Operating margin	15.0%	13.1%	18.2%	17.1%

Interest expense	4,175	4,682	12,952	14,059
Additional interest costs on debt refinancings	—	—	—	6,933
Other expense (income), net	423	(140)	(468)	249

Total interest expense and other	4,598	4,542	12,484	21,241

Income (loss) before income taxes from continuing operations	754	221	8,143	(1,265)

(Provision) benefit for income taxes	(283)	(81)	(3,054)	483

Net income (loss) from continuing operations before cumulative effect of change in accounting principle	471	140	5,089	(782)
Discontinued operations:
Operating income from discontinued operations	58	3	404	101
Gain (loss) on sale of discontinued operations	1,039	836	(2,011)	1,302
Income tax (provision) benefit	(411)	(309)	269	(522)

Income (loss) from discontinued operations	686	530	(1,338)	881

Cumulative effect of change in accounting principle, net of tax benefit of $13,078	—	—	—	(22,756)

Net income (loss)	$1,157	$670	$3,751	$(22,657)

Basic earnings (loss) per share:
Continuing operations	$0.03	$0.01	$0.29	$(0.04)
Discontinued operations	0.04	0.03	(0.08)	0.05
Cumulative effect of change in accounting principle	—	—	—	(1.25)

Net income (loss)	$0.07	$0.04	$0.21	$(1.24)

Diluted earnings (loss) per share:
Continuing operations	$0.03	$0.01	$0.28	$(0.04)
Discontinued operations	0.03	0.03	(0.07)	0.05
Cumulative effect of change in accounting principle	—	—	—	(1.25)

Net income (loss)	$0.06	$0.04	$0.21	$(1.24)

Weighted average number of common shares outstanding:
Basic	17,834	18,426	17,751	18,294

Diluted	18,281	18,938	18,226	18,294

CARRIAGE SERVICES, INC.
Selected Financial Data
September 30, 2005
(unaudited)
Selected Balance Sheet Data:

	12/31/04	9/30/05

Cash and Short Term Investments	$1,948	$16,314
Total Senior Debt (a)	110,293	142,437
Deferred Interest on Convertible Junior Subordinated Debentures	10,891	—
Days sales in funeral accounts receivable	26.1	24.7
Net Senior Debt to total capitalization (b)	34.0	40.0
Net Senior Debt to EBITDA from continuing operations (rolling twelve months) (b)	2.58	3.55

(a)	-	Senior debt does not include the convertible junior subordinated debentures.

(b)	-	Net Senior debt is Senior Debt less cash and short term investments
Reconciliation of Non-GAAP Financial Measures:

	Three months	Nine months
	ended	ended
	9/30/05	9/30/05

Cash provided (used) by operating activities	$(2,405)	$(9,434)
Additional interest paid for early retirement of old Senior Notes (c)	—	5,955
Deferred distributions on subordinated debentures (c)	—	10,345

Adjusted cash provided by operating activities	(2,405)	6,866
Less capital expenditures	(2,032)	(5,487)

Adjusted free cash flow	$(4,466)	$1,379

Net income (loss) from continuing operations before change in accounting principle	$140	$(782)
Interest expense, net of interest income	4,540	20,665
Depreciation and amortization	2,583	7,432
Income taxes (benefit)	81	(483)

EBITDA from continuing operations	$7,344	$26,832

(c)	-	For the nine months ended 9/30/05, we added the additional interest paid on the senior notes and the payment of the cumulative deferred distributions on the subordinated debentures when we refinanced our senior debt during the quarter ended 3/31/05.

Reconciliation of Non-GAAP Financial Measures (continued):

Three months
ended
9/30/04

Net income from continuing operations before change in accounting principle	$471
Interest expense, net of interest income	4,175
Depreciation and amortization	2,880
Income taxes	283

EBITDA from continuing operations	$7,809

Preneed costs	(1,163)

Pro forma EBITDA from continuing operations	$6,646

CARRIAGE SERVICES, INC.
Effect of Change in Accounting Principle
(unaudited)
(in thousands, except per share amounts)
     As of January 1, 2005, the Company recorded a cumulative effect of change in accounting method of $35.8 million pretax or $22.8 million after tax (net of income tax benefit of $13.0 million), or $1.21 per diluted share, which represents the cumulative balance of deferred preneed selling costs in the Company’s consolidated balance sheet. The table below presents the Company’s income (loss) from continuing operations before cumulative effect of change in accounting method, net income (loss), diluted earnings (loss) per share from continuing operations before cumulative effect of change in accounting method and diluted net earnings (loss) per share for the three and nine months ended September 30, 2005 had the Company not made this accounting change (in thousands, except per share amounts).

	Three Months Ended			Nine Months Ended
	September 30, 2005			September 30, 2005
		Effect of	Results under		Effect of	Results under
	As Reported	Change	Prior Method	As Reported	Change	Prior Method
Income (loss) from continuing operations before cumulative effect of change in accounting method	$140	$137	$277	$(782)	$1,579	$797
Net income (loss)	670	86	756	(22,657)	23,722	1,065
Diluted earnings (loss) per common share from continuing operations before cumulative effect of change in accounting method	0.01	0.01	0.02	(0.04)	0.08	0.04
Diluted earnings (loss) per common share	0.04	0.00	0.04	(1.24)	1.30	0.06

     The table below presents the pro forma amounts for the three and nine months ended September 30, 2004 as if the accounting change had been in effect during those periods (in thousands, except per share amounts).

	Three Months Ended			Nine Months Ended
	September 30, 2004			September 30, 2004
	As			As
	Previously	Effect of		Previously	Effect of
	Reported	Change	Pro forma	Reported	Change	Pro forma
Gross profit:
Funeral	$6,101	$(281)	$5,820	$21,942	$(826)	$21,116
Cemetery	2,031	(542)	1,489	6,783	(1,580)	5,203

	$8,132	$(823)	$7,309	$28,725	$(2,406)	$26,319
Income from continuing operations	$489	$(514)	$(25)	$5,162	$(1,504)	$3,658
Net income (loss)	1,157	(255)	902	3,751	(1,258)	2,493
Diluted earnings per common share from continuing operations	0.03	(0.03)	0.00	0.28	(0.08)	0.20
Diluted earnings (loss) per common share	0.06	(0.01)	0.05	0.21	(0.07)	0.14